Exhibit 99.1

Contact:	Gary Thompson - Media	Jennifer Chen - Investors
	Caesars Entertainment Corporation	Caesars Entertainment Corporation
	(702) 407-6529	(702) 407-6407
Caesars Entertainment Reports Financial Results for the Second Quarter 2014
LAS VEGAS, August 11, 2014 - Caesars Entertainment Corporation (NASDAQ: CZR) today reported the following second quarter 2014 results and recent developments:

•	Consolidated results reflect strong performance in Las Vegas, offsetting less favorable conditions in regional markets

•	Completed the previously announced CEOC Tender Offer and closing of $1.75 billion in new CEOC term loans

•	CERP’s Linq and High Roller completed its first full quarter of operations

•	CGP delivered favorable results driven by healthy growth at both CIE and land-based properties

•	CEOC results challenged by the difficult operating environment in Atlantic City and regional markets
Summary Financial Data
The table below highlights certain GAAP and non-GAAP financial measures on a consolidated basis:

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions, except per share data)	2014	2013		2014	2013
Casino revenues (1)	$1,378.3	$1,404.3	(1.9)%	$2,715.6	$2,867.9	(5.3)%
Net revenues (1)	2,185.5	2,121.3	3.0%	4,254.7	4,228.0	0.6%
Income from operations (1) (2)	106.3	132.4	(19.7)%	248.3	277.6	(10.6)%
Loss from continuing operations, net of income taxes (1)	(406.5)	(204.2)	(99.1)%	(702.5)	(377.5)	(86.1)%
Loss from discontinued operations, net of income taxes	(26.4)	(5.0)	*	(113.1)	(48.7)	(132.2)%
Net loss attributable to Caesars	(466.4)	(212.2)	(119.8)%	(852.9)	(430.1)	(98.3)%
Basic and diluted loss per share (3)	(3.24)	(1.69)	(91.7)%	(6.06)	(3.43)	(76.7)%
Property EBITDA (4)	472.5	492.8	(4.1)%	885.7	979.9	(9.6)%
Adjusted EBITDA (5)	455.1	470.5	(3.3)%	878.9	940.2	(6.5)%
____________________
*     Not meaningful
(1) - (5) See footnotes following Caesars Growth Partners LLC results later in this release.

Management Commentary
“For the second quarter, our business demonstrated continued strength in Las Vegas driven in part by our hospitality investments, which was offset by the persistent softness in the regional markets and Atlantic City,” said Gary Loveman, chairman, chief executive officer and president of Caesars Entertainment Corporation. “The LINQ and High Roller are stimulating greater traffic to Caesars’ affiliated properties in the vicinity and we are focused on maximizing their potential. As we look ahead, we are excited about further expanding and enhancing our network with the opening of Horseshoe Baltimore and the potential development of an integrated resort in South Korea. We believe the advances we are making across the enterprise coupled with ongoing capital structure initiatives aimed at reducing leverage at CEOC will produce a positive impact on our business.”

Basis of Presentation

In the discussion below, the words “Company,” “Caesars,” “Caesars Entertainment,” "CEC," “we,” “our,” and “us” refer to
Caesars Entertainment Corporation and its consolidated entities, unless otherwise stated or the context requires otherwise.

The financial results presented herein include Caesars with its consolidated entities, Caesars Entertainment Operating
Company, Inc. (“CEOC”) and Caesars Entertainment Resort Properties (“CERP”), and Caesars Growth Partners, LLC (“CGP LLC”), which is consolidated as a variable interest entity.
Due to CEOC's continuing involvement with The LINQ and Octavius Tower of Caesars Palace Las Vegas, CEOC continued to consolidate both of these properties and their related net assets and income statement impacts into CEOC's financial results subsequent to CERP's ownership of this property in October 2013, through May 5, 2014, at which point CEOC no longer consolidated the results of The LINQ. CEOC continues to consolidate the results of the Octavius Tower.

CEOC results herein are presented on a consolidated view, which eliminates the impact of consolidating The LINQ and Octavius Tower subsequent to its transfer from CEOC to CERP. This transaction has been accounted for as a financing transaction in accordance with GAAP instead of as a completed real estate sale. This accounting treatment results in these properties being reported as part of both CEOC and CERP on a standalone basis, and therefore, they are not presented within the CEOC results in this earnings release. In addition, the CEOC results discussed below give effect to any adjustments recorded to present CEOC on a standalone basis, with other consolidating or eliminating adjustments being presented in “Other” in the following tables. During the fourth quarter 2013, the Company recast prior CEOC results to reflect a number of items necessary to present CEOC on a standalone basis, including: (1) changes in accounting for income taxes to a standalone basis of reporting, (2) a change in methodology for pension accounting to the immediate recognition method of accounting for actuarial gains and losses, (3) a correction of prior period errors in CEOC financial reports for intercompany insurance, and (4) a correction of previously identified immaterial errors. These adjustments were reflected on CEOC's standalone reporting and did not impact consolidated CEC results.

CGP LLC results below are reflective of CGP LLC as consolidated into CEC results; accordingly the results of the four properties which CGP LLC acquired in 2014 from CEOC are included in CGP LLC only after the date of acquisition. As a result, the presentation of CGP LLC's results in this release differs from the financial statement information of CGP LLC presented in "Caesars Growth Partners Results" and CGP LLC's presentation of its results on a stand-alone basis.

"Other" includes consolidating adjustments, eliminating adjustments and other adjustments to reconcile to consolidated CEC results. For example, management fees paid to CEOC related to Planet Hollywood by CGP LLC are included in CEOC adjusted net revenues below, and eliminated in Other.

Financial Results
Three Months Ended June 30, 2014 compared with June 30, 2013
Net Revenues

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013		2014	2013
CEOC adjusted	$1,362.3	$1,537.5	(11.4)%	$2,767.8	$3,108.7	(11.0)%
CERP	538.2	526.5	2.2%	1,030.1	1,008.7	2.1%
CGP LLC	352.5	72.3	*	578.8	142.3	*
Parent	17.7	17.6	0.6%	35.2	34.4	2.3%
Other	(85.2)	(32.6)	(161.3)%	(157.2)	(66.1)	(137.8)%
Total	$2,185.5	$2,121.3	3.0%	$4,254.7	$4,228.0	0.6%
____________________

*	Not meaningful

Consolidated net revenues increased 3.0% in 2014 compared with the 2013 quarter, primarily due to growth in the social and mobile gaming business of Caesars Interactive Entertainment, Inc. (“CIE”), partially offset by a 1.9% decline in casino revenues. The opening of The LINQ (within CERP) at the end of the first quarter 2014 and the opening of The Cromwell (within CGP LLC) during the second quarter 2014 has also increased revenues over the comparable prior year period. CEOC completed the sale of four properties (The Cromwell, Bally's Las Vegas, The Quad Resort & Casino, and Harrah's New Orleans) to CGP LLC in May 2014, following the sale of Planet Hollywood Resort & Casino to CGP LLC in October 2013. The sales of these five properties (the "Property Sales") drove an increase in CGP LLC results and a related decrease in CEOC results.

CEOC net revenues declined $175.2 million, or 11.4%, compared with the prior year quarter, primarily due to a decline in casino revenue of $129.7 million, or 11.7%, mainly due to the Property Sales and the partial sale of our Conrad Punta del Este casino in Uruguay (the "Conrad") in the second quarter 2013, as well as the persistent softness in certain regional markets and Atlantic City. These decreases are partially offset by particularly strong results at Caesars Palace Las Vegas on VIP baccarat play and favorable hold. The regional markets and Atlantic City together experienced a decline of 8.3% in net revenues in the second quarter compared with the prior year, excluding the impact of the Property Sales.

CERP net revenues increased $11.7 million, or 2.2%, compared with the prior year quarter. Revenues increased from the opening of The LINQ and the High Roller in 2014 and the resulting third-party revenues. Partially offsetting this increase was a casino revenue decline totaling $16.6 million, or 5.6%, on unfavorable hold and lower volumes, in particular slot volumes in Atlantic City.

CGP LLC net revenues increased $280.2 million compared with the 2013 quarter, due to strong growth in the social and mobile games business at CIE and the inclusion of revenues since the date of the acquisitions of the five properties CGP LLC acquired from CEOC. CIE’s social and mobile gaming business increased net revenues by $70.6 million for second quarter 2014 compared with the same period in 2013 as a result of CIE’s first quarter 2014 acquisition of Pacific Interactive and continued strength in its existing offerings.

The revenues generated by the acquired casino properties subsequent to their acquisition by CGP LLC were $207.9 million in the second quarter of 2014 while there were no comparable revenues in 2013, as the acquisitions occurred subsequent to June 30, 2013 as previously described. When viewing the five properties sold by CEOC to CGP LLC as a group on a comparable quarter basis, without regard to ownership structure and timing of property sales, these properties had an increase in net revenues totaling $35.4 million, or 13.7%, in the second quarter, driven by growth in casino revenues as well as food and beverage and entertainment offerings at Planet Hollywood and the opening during the quarter of The Cromwell, which had no revenue in the comparable quarter in 2013.

Income from Operations

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013		2014	2013
CEOC adjusted	$51.1	$52.0	(1.7)%	$133.2	$197.3	(32.5)%
CERP	68.0	72.3	(5.9)%	128.0	116.4	10.0%
CGP LLC	16.0	9.6	66.7%	(47.0)	(27.7)	(69.7)%
Parent	(6.9)	(4.3)	(60.5)%	(2.9)	(4.7)	38.3%
Other	(21.9)	2.8	*	37.0	(3.7)	*
Total	$106.3	$132.4	(19.7)%	$248.3	$277.6	(10.6)%
____________________

*	Not meaningful

Consolidated income from operations was $106.3 million compared with $132.4 million in the 2013 quarter, with the decline driven by the following factors: (1) a $31.9 million charge associated with the increase in fair value of contingent consideration from previous acquisitions included in acquisition and integration costs related to CGP LLC acquisitions, (2) property operating expense increases, and (3) increased write-downs, reserves, and project opening costs, net of recoveries, related largely to the exit liability of approximately $40.0 million recorded for Iowa dog-racing. In addition, year over year income from operations was lower than the comparable period due to the 2013 non-recurring reversal of approximately $18.0 million in previously accrued reserves related to the taxability of complimentary meals provided to Nevada employees. These factors were partially offset by the income effect of slightly higher net revenues and lower non-cash intangible and tangible asset impairment charges, which totaled $32.9 million in the three months ended June 30, 2014, compared with $104.7 million in the three months ended June 30, 2013.
CEOC income from operations decreased $0.9 million, or 1.7%. The decrease is a function of the income impact of the decline in net revenues, primarily resulting from the Property Sales, and the Iowa dog-racing charge referenced above. In addition, CEOC recognized an approximately $9.0 million reversal in the second quarter of 2013 related to the treatment of complimentary employee meals in Nevada, which contributed to the higher second quarter 2013 income. Partially offsetting the above were lower intangible and tangible asset impairment charges, which totaled $17.4 million in the three months ended June 30, 2014 compared with $82.9 million in the three months ended June 30, 2013.
CERP income from operations decreased $4.3 million, or 5.9%. The decrease is primarily due to the income impact of a 5.6% decrease in casino revenues and higher property expenses resulting from a 2013 non-recurring reversal of approximately $9.0 million in previously accrued reserves related to the taxability of complimentary meals provided to Nevada employees that did not recur in 2014 and increased marketing spend. These factors were partially offset by no intangible and tangible asset impairment charges in the three months ended June 30, 2014 compared with a charge of $24.4 million in the three months ended June 30, 2013.
CGP LLC income from operations increased $6.4 million, or 66.7%. The increase is primarily due to the income impact of higher revenues, reflecting the impact of the Property Sales, partially offset by a $31.9 million charge associated with the increase in fair value of contingent consideration from previous acquisitions and an impairment charge in the second quarter 2014 of $15.5 million on intangible assets.
Consolidated property, general, administrative and other operating expenses increased in the 2014 quarter when compared with the 2013 quarter due to the previously mentioned 2013 non-recurring reversal of approximately $18.0 million in accrued reserves related to the taxability of complimentary meals provided to Nevada employees that did not recur in 2014, increased spending on marketing programs, and, to a lesser degree, wage increases.
Consolidated corporate expenses increased $26.9 million in the 2014 quarter when compared with the 2013 quarter due to certain professional fees associated with the numerous corporate transactions and costs associated with stock-based compensation programs.

Net Loss

Consolidated net loss attributable to Caesars was $466.4 million during the second quarter compared with $212.2 million in the 2013 quarter. The net loss increased primarily due to the factors discussed in "Income from Operations" above, the reduction in the tax benefits related to current year losses subject to a federal valuation allowance, as well as a pre-tax $113.7 million increase in interest expense. These factors are further described in "Additional Financial Information" that follows herein.
Consolidated property EBITDA decreased $20.3 million, or 4.1%, compared with the 2013 quarter. Adjusted EBITDA decreased $15.4 million, or 3.3%. Further details on these non-GAAP financial measures follow later in this release.
Additional Financial Information
Interest Expense
During the three months ended June 30, 2014, interest expense increased by $113.7 million, or 21.1%, to $653.7 million from $540.0 million in the 2013 quarter, primarily due to higher interest rates as a result of CERP's October 2013 8.0% and 11% senior secured notes offerings, the proceeds of which were used to repay a portion of lower interest rate term loans of Caesars Entertainment's commercial mortgage-backed securities ("CMBS"), as well as interest costs resulting from the bridge financing and term loan obtained by CGP LLC associated with the four property sale and the $1,750.0 million in term loans obtained by CEOC.
Loss on Early Extinguishment of Debt
During the three months ended June 30, 2014, we recognized a $28.0 million loss on early extinguishment of debt as a result of the early extinguishment of CGP LLC's Planet Hollywood senior secured loan which was refinanced in the second quarter of 2014. During the three months ended June 30, 2013, we recognized a $41.3 million gain on early extinguishment of debt primarily related to the early repurchase of CMBS debt.
Benefit for Income Taxes
The effective tax rate benefits for the three months ended June 30, 2014 and 2013 were 29.3% and 35.7%, respectively.  The effective tax rate benefit in the three months ended June 30, 2014 was unfavorably impacted by an increase in the federal valuation allowance against 2014 losses from continuing operations, the state deferred tax impact of combining the CERP properties for tax purposes, and the tax effect of the CEC sale of CEOC common stock.
Our projected effective tax rate benefit for 2014 is expected to range from 24% to 27%, which differs from the effective federal tax rate benefit of 35%, due to projected increase in the federal valuation allowance against 2014 losses from continuing operations, which will not be tax benefitted, partially offset by the reversal of uncertain state positions during the first quarter of 2014 due to the expiration of the statute of limitations. This projected effective tax rate range includes the expected tax benefits from the sale of certain properties from CEOC to CGP LLC in May 2014.
Deconsolidation
In May 2013, CEOC sold 45% of its equity interest in the Conrad, and as a result of this transaction, no longer consolidates the Conrad's results of operations, but instead accounts for it as an equity method investment. For the three months ended June 30, 2013, CEOC's operating results included net revenues of $16.0 million and loss from operations of $6.1 million for the Conrad, and equity method loss from operations of $2.1 million in the three months ended June 30, 2014.
Cost-Savings Initiatives
The Company has undertaken comprehensive cost-reduction efforts to manage expenses with current business levels. We estimate that our cost-savings programs produced $25.7 million in incremental cost savings for the second quarter 2014, compared with the same period in 2013. Additionally, as of June 30, 2014, the Company expects that these and other identified new cost-savings programs will produce further annual cost-savings of approximately $135.0 million, based on the full implementation of current projects that are in process. As the Company realizes savings or identifies new cost-reduction activities, this amount will change.

Caesars Entertainment Operating Company, Inc. Results
Due to CEOC's continuing involvement with The LINQ and Octavius Tower of Caesars Palace Las Vegas, CEOC continued to consolidate both of these properties and their related net assets and income statement impacts into CEOC's financial results subsequent to CERP's ownership of this property in October 2013, through May 5, 2014, at which point CEOC no longer consolidated the results of The LINQ. CEOC continues to consolidate the results of the Octavius Tower. This is reflected in the tables below.
Management believes the measures presented below are helpful to investors because The LINQ and Octavius Tower are not legally owned by CEOC. A reconciliation of Property EBITDA and Adjusted EBITDA to the most closely related GAAP financial measure is presented later in this release.
CEOC is our majority owned operating subsidiary that conducts a significant part of our business operations. The following is being provided as supplementary financial information and CEOC Financial Information below is consistent with CEOC presented on a standalone basis. Full CEOC results will be provided separately in CEOC's Quarterly Report on Form 10-Q ("Form 10-Q") for the quarterly period ended June 30, 2014.

	Three Months Ended June 30,				Percent Favorable/ (Unfavorable)(c)
	2014			2013
(Dollars in millions)	CEOC Stand Alone Financial Information	LINQ/Octavius Impact(a)	CEOC as Consolidated by CEC (b)	CEOC Financial Information
Net revenues	$1,381.5	$19.2	$1,362.3	$1,537.5	(11.4)%
Income from operations	63.0	11.9	51.1	52.0	(1.7)%
Loss from continuing operations, net of income taxes	(322.4)	(8.6)	(313.8)	(358.3)	12.4%
Loss from discontinued operations, net of income taxes	(26.4)	—	(26.4)	(7.4)	(256.8)%
Net loss attributable to CEOC	(349.9)	(8.6)	(341.3)	(368.0)	7.3%
Property EBITDA (4)	259.7	22.3	237.4	325.5	(27.1)%
Adjusted EBITDA (5)	258.6	22.3	236.3	308.1	(23.3)%

	Six Months Ended June 30,				Percent Favorable/ (Unfavorable)(c)
	2014			2013
(Dollars in millions)	CEOC Stand Alone Financial Information	LINQ/Octavius Impact(a)	CEOC Consolidated(b)	CEOC Financial Information
Net revenues	$2,790.5	$22.7	$2,767.8	$3,108.7	(11.0)%
Income/(loss) from operations	138.4	5.2	133.2	197.3	(32.5)%
Loss from continuing operations, net of income taxes	(676.6)	(24.3)	(652.3)	(577.4)	(13.0)%
Loss from discontinued operations, net of income taxes	(110.1)	—	(110.1)	(33.5)	(228.7)%
Net loss attributable to CEOC	(790.0)	(24.3)	(765.7)	(615.7)	(24.4)%
Property EBITDA (4)	511.6	31.8	479.8	671.2	(28.5)%
Adjusted EBITDA (5)	517.5	31.8	485.7	645.2	(24.7)%
____________________
*     Not meaningful

(a)
Amounts represent GAAP adjustments related to The LINQ and Octavius Tower operations subsequent to their sale to CERP in October 2013, which are included in CEOC Financial Information through May 5, 2014, at which point CEOC no longer consolidated the results of the LINQ.

(b)	CEOC as Consolidated by CEC equals CEOC Financial Information minus the LINQ/Octavius Impact, which is not included in CEOC results as consolidated because it is eliminated in consolidation.
(c)     Variances reflect the comparison of CEOC Adjusted for 2014 and CEOC Financial Information for 2013.

CERP Results
The Company believes it is meaningful to provide information on the combined results of operations of CERP on a stand-alone basis, which are summarized below. CERP's Supplemental Information and Reconciliation of Net Income/(Loss) Attributable to CERP to Adjusted EBITDA can be found later in this release. Full CERP results will be provided separately in current report on Form 8-K filed by Caesars subsequent to filing Caesars’ Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014.

	Three Months Ended June 30,		Percent Favorable/ (Unfavorable)	Six Months Ended June 30,		Percent Favorable/ (Unfavorable)
(Dollars in millions)	2014	2013		2014	2013
Net revenues	$538.2	$526.5	2.2%	$1,030.1	$1,008.7	2.1%
Income from operations	68.0	72.3	(5.9)%	128.0	116.4	10.0%
Net income/(loss)	(32.3)	42.5	(176.0)%	(39.2)	34.0	(215.3)%
Property EBITDA (4)	145.5	163.7	(11.1)%	272.7	293.2	(7.0)%
Adjusted EBITDA (5)	127.6	156.6	(18.5)%	240.9	274.6	(12.3)%

Caesars Growth Partners Results
As previously disclosed, Caesars Acquisition Company (“CAC”) was formed to own 100% of the voting membership units in CGP LLC. In October 2013, Caesars and its subsidiaries, CAC and CGP LLC consummated a transaction in which Caesars acquired all of the non-voting units of CGP LLC in exchange for certain consideration. Our interests in CGP LLC constitute variable interests and CGP LLC is a variable interest entity, which we are required to consolidate.
The financial statement information for the three and six months ended June 30, 2013 does not reflect the impacts of the Formation Transaction, including the recording of non-controlling interest or the determination of taxes in accordance with the limited liability company structure of CGP LLC. Instead, this financial information, referred to herein as "Predecessor," presents the combination of the assets and entities that were purchased by or contributed to CGP LLC for the periods presented as that financial information was initially recorded in the underlying accounting records of Caesars Entertainment.
The financial statement information of CGP LLC presented below have been prepared consistent with CGP LLC's presentation of its results presented on a stand-alone basis. As the properties were acquired from CEOC, CGP LLC has treated these acquisitions as a reorganization of entities under common control, accordingly all properties results are reported as if acquired as of the earliest period presented.
The financial statement information below and in the supplemental information include historic financial information derived from the historical accounting records and consolidated financial statements of CGP LLC. The financial statement information for the three months ended June 30, 2014 reflects the financial information of CGP LLC on a consolidated, stand-alone basis, giving regard to all impacts of the Formation Transaction. CGP LLC summary results will be provided separately in Caesar Acquisition Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2014.

	Consolidated	Predecessor	Percent Favorable/ (Unfavorable)	Consolidated	Predecessor	Percent Favorable/ (Unfavorable)
	Three Months Ended June 30,			Six Months Ended June 30,
(Dollars in millions)	2014	2013		2014	2013
Interactive Entertainment net revenues	$144.6	$74.0	95.4%	$268.8	$142.1	89.2%
Casino properties and developments net revenue	294.1	258.9	13.6%	586.1	527.4	11.1%
Total net revenues	438.7	332.9	31.8%	854.9	669.5	27.7%
Income/(loss) from operations	28.9	51.6	(44.0)%	(7.9)	54.2	(114.6)%
Property EBITDA (4)	95.7	79.3	20.7%	177.7	163.5	8.7%
Adjusted EBITDA (5)	104.9	88.1	19.1%	206.0	175.3	17.5%

CGP LLC's Supplemental Information and Reconciliation of Net Income/(Loss) Attributable to CGP LLC and Predecessor to Adjusted EBITDA can be found later in this release.
____________________

(1)
Casino revenues, net revenues, income from operations, and loss from continuing operations, net of income taxes for all periods presented in the table above exclude the results of Alea Leeds casino (closed in March 2013), Golden Nugget casino (closed in February 2014), Harrah's Tunica casino (closed in June 2014) and the subsidiaries that held the Company's land concession in Macau because all of these are presented as discontinued operations.

(2)
Income from operations for Caesars includes intangible and tangible asset impairment charges of $32.9 million and $104.7 million, for the three months ended June 30, 2014 and 2013, respectively. Income from operations for CEOC includes intangible and tangible asset impairment charges of $17.4 million and $82.9 million, for the three months ended June 30, 2014 and 2013, respectively.

(3)
Basic and diluted loss per share for Caesars for the periods shown includes loss per share from discontinued operations, net of income taxes, of $0.18 per share and $0.04 per share in the three months ended June 30, 2014 and 2013, respectively.

(4)
Property EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Property EBITDA is included because the Company's management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.

(5)
Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most comparable GAAP measure later in this release. Adjusted EBITDA is included because management believes that Adjusted EBITDA provides investors with additional information that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company. Adjusted EBITDA does not include the Pro Forma effect of adjustments related to properties, yet-to-be-realized cost savings from the Company's profitability improvement programs, discontinued operations and LTM Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries. Adjustments also include 100% of Baluma S.A. (Conrad Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC's existing notes and the credit agreement governing CEOC's senior secured credit facilities.

Liquidity
Each of the entities comprising Caesars Entertainment’s consolidated financial statements have separate debt agreements with restrictions on usage of the respective entity's capital resources. CGP LLC is a variable interest entity that is consolidated by Caesars Entertainment, but is controlled by its sole voting member, CAC. CAC is a managing member of CGP LLC and therefore controls all decisions regarding liquidity and capital resources of CGP LLC.

	June 30, 2014
(In millions)	CEOC	CERP	CGP LLC	Parent
Cash, cash equivalents, and short term investments (1)	$2,146.6	$187.7	$495.7	$599.6
Revolver capacity	106.1	234.5	150.0	—
Less: Revolver capacity committed to letters of credit	(99.2)	—	(0.1)	—
Total Liquidity	$2,153.5	$422.2	$645.6	$599.6
____________________

(1)	Excludes restricted cash
Conference Call Information
Caesars Entertainment Corporation (NASDAQ: CZR) will host a conference call at 1:30 p.m. Pacific Time Monday, August 11, 2014 to review its second-quarter results. The call will be accessible in the Investor Relations section of www.caesars.com.
If you would like to ask questions and be an active participant in the call, you may dial 844-231-6441, or 832-412-1752 for international callers, and enter Conference ID 55977191 approximately 10 minutes before the call start time. A recording of the live call will be available on the Company's website for 90 days after the event.
About Caesars
Caesars Entertainment Corporation (CEC) is the world's most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. CEC is mainly comprised of the following three entities: the majority owned operating subsidiary Caesars Entertainment Operating Company, wholly owned Caesars Entertainment Resort Properties and Caesars Growth Properties, in which we hold a variable economic interest. Since its beginning in Reno, Nevada, 75 years ago, CEC has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 50 casinos in 13 U.S. states and five countries. The Company's resorts operate primarily under the Caesars®, Harrah's® and Horseshoe® brand names. CEC’s portfolio also includes the London Clubs International family of casinos. CEC is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. The Company is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.
Forward Looking Information
This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue,” “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, the sale of the Properties, and future actions, new projects, strategies, future performance, the outcomes of contingencies, and future financial results of Caesars. These forward-looking statements are based on current expectations and projections about future events.
Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified, and, consequently, the actual performance of Caesars may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, and other factors described from time to time in the Company's reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” contained therein):

•	the impact of the Company's substantial indebtedness and the restrictions in the Company's debt agreements;

•	access to available and reasonable financing on a timely basis, including the ability of the Company to refinance its indebtedness on acceptable terms;

•
litigation outcomes and judicial and governmental body actions, including gaming legislative action, referenda, regulatory disciplinary actions, and fines and taxation, including but not limited to, the assertion and outcome of litigation or other claims that may be brought against the Company by certain creditors, some of whom have notified the Company of their objection to various transactions undertaken by the Company in 2013 and 2014;

•	the effects of local and national economic, credit, and capital market conditions on the economy, in general, and on the gaming industry, in particular;

•	the ability to realize the expense reductions from cost savings programs, including the program to increase its working capital and excess cash by $500 million;

•
changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions, disciplines, and fines of courts, regulators, and governmental bodies;

•	the ability of the Company's customer-tracking, customer loyalty, and yield-management programs to continue to increase customer loyalty and same-store or hotel sales;

•	the effects of competition, including locations of competitors, competition for new licenses and operating and market competition;

•	the ability to recoup costs of capital investments through higher revenues;

•	abnormal gaming holds (“gaming hold” is the amount of money that is retained by the casino from wagers by customers);

•	the ability to timely and cost-effectively integrate companies that the Company acquires into its operations;

•	the potential difficulties in employee retention and recruitment as a result of the Company's substantial indebtedness, the ongoing downturn in the U.S. regional gaming industry, or any other factor;

•
construction factors, including delays, increased costs of labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters, and building permit issues;

•
severe weather conditions or natural disasters, including losses therefrom, including losses in revenues and damage to property, and the impact of severe weather conditions on the Company's ability to attract customers to certain of its facilities, such as the amount of losses and disruption to us as a result of Hurricane Sandy in late October 2012;

•	acts of war or terrorist incidents or uprisings, including losses therefrom, including losses in revenues and damage to property,

•	the effects of environmental and structural building conditions relating to the Company's properties;

•	access to insurance on reasonable terms for the Company's assets; and

•	the impact, if any, of unfunded pension benefits under multi-employer pension plans.
Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Caesars disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this filing.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

(In millions, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues
Casino	$1,378.3	$1,404.3	$2,715.6	$2,867.9
Food and beverage	387.0	381.0	767.5	755.9
Rooms	315.0	317.3	629.2	601.3
Management fees	14.7	17.2	28.4	27.8
Other	305.3	212.4	559.0	414.0
Reimbursable management costs	71.8	70.5	134.2	130.2
Less: casino promotional allowances	(286.6)	(281.4)	(579.2)	(569.1)
Net revenues	2,185.5	2,121.3	4,254.7	4,228.0
Operating expenses
Direct
Casino (a)	812.4	796.9	1,620.4	1,612.9
Food and beverage (a)	177.9	167.0	337.7	330.1
Rooms (a)	81.6	81.1	163.2	153.6
Property, general, administrative, and other (a)	565.1	509.8	1,108.9	1,018.3
Reimbursable management costs	71.8	70.5	134.2	130.2
Depreciation and amortization	125.0	137.5	245.6	294.7
Write-downs, reserves, and project opening costs, net of recoveries	56.7	23.4	80.7	44.1
Impairment of intangible and tangible assets	32.9	104.7	65.8	124.7
Loss on interests in non-consolidated affiliates	6.6	13.8	2.8	16.4
Corporate expense	68.2	41.3	118.6	77.3
Acquisition and integration costs	47.2	2.2	62.1	66.4
Amortization of intangible assets	33.8	40.7	66.4	81.7
Total operating expenses	2,079.2	1,988.9	4,006.4	3,950.4
Income from operations	106.3	132.4	248.3	277.6
Interest expense	(653.7)	(540.0)	(1,245.9)	(1,114.7)
Gain/(loss) on early extinguishment of debt	(28.0)	41.3	(28.7)	4.6
Gain/(loss) on partial sale of subsidiary	(3.1)	44.1	(3.1)	44.1
Other income, including interest income	3.8	4.8	4.2	8.3
Loss from continuing operations before income taxes	(574.7)	(317.4)	(1,025.2)	(780.1)
Income tax benefit	168.2	113.2	322.7	402.6
Loss from continuing operations, net of income taxes	(406.5)	(204.2)	(702.5)	(377.5)
Discontinued operations (b)
Loss from discontinued operations	(26.4)	(7.5)	(113.1)	(54.9)
Income tax benefit/(provision)	—	2.5	—	6.2
Loss from discontinued operations, net of income taxes	(26.4)	(5.0)	(113.1)	(48.7)
Net loss	(432.9)	(209.2)	(815.6)	(426.2)
Less: net income attributable to noncontrolling interests	(33.5)	(3.0)	(37.3)	(3.9)
Net loss attributable to Caesars	$(466.4)	$(212.2)	$(852.9)	$(430.1)
Loss per share - basic and diluted
Loss per share from continuing operations	$(3.06)	$(1.65)	$(5.26)	$(3.04)
Loss per share from discontinued operations	(0.18)	(0.04)	(0.80)	(0.39)
Net loss per share	$(3.24)	$(1.69)	$(6.06)	$(3.43)
___________________
(a) Property operating expenses are comprised of casino, food and beverage, rooms, and property, general, administrative and other expenses.
(b) Discontinued operations includes the results of Harrah's Tunica, Golden Nugget in London, Macau, and Alea Leeds.

CAESARS ENTERTAINMENT CORPORATION
CONSOLIDATED CONDENSED SUMMARY BALANCE SHEETS
(UNAUDITED)
(In millions)

	June 30, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$3,429.6	$2,771.2
Restricted cash	93.0	87.5
Other current assets	908.9	911.6
Total current assets	4,431.5	3,770.3
Property and equipment, net	13,457.4	13,237.9
Goodwill and other intangible assets	6,476.6	6,551.0
Restricted cash	1,847.1	336.8
Assets held for sale	6.7	11.9
Other long-term assets	850.1	781.0
	$27,069.4	$24,688.9
Liabilities and Stockholders’ Deficit
Current liabilities
Current portion of long-term debt	$148.3	$197.1
Other current liabilities	2,566.6	2,333.7
Total current liabilities	2,714.9	2,530.8
Long-term debt	24,209.5	20,918.4
Other long-term liabilities	2,723.4	3,143.5
	29,647.8	26,592.7
Total Caesars stockholders’ deficit	(3,064.8)	(3,122.0)
Noncontrolling interests	486.4	1,218.2
Total deficit	(2,578.4)	(1,903.8)
	$27,069.4	$24,688.9

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION
TO PROPERTY EBITDA
Property EBITDA is presented as a supplemental measure of the Company's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest capitalized and interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of its ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, the Company may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the our industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following table reconciles net loss attributable to Caesars to Property EBITDA for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Net loss attributable to Caesars	$(466.4)	$(212.2)	$(852.9)	$(430.1)
Net income attributable to noncontrolling interests	33.5	3.0	37.3	3.9
Net loss	(432.9)	(209.2)	(815.6)	(426.2)
Loss from discontinued operations, net of income taxes	26.4	5.0	113.1	48.7
Loss from continuing operations, net of income taxes	(406.5)	(204.2)	(702.5)	(377.5)
Benefit for income taxes	(168.2)	(113.2)	(322.7)	(402.6)
Loss from continuing operations before income taxes	(574.7)	(317.4)	(1,025.2)	(780.1)
Other income, including interest income	(3.8)	(4.8)	(4.2)	(8.3)
(Gain)/loss on partial sale of subsidiary	3.1	(44.1)	3.1	(44.1)
(Gain)/loss on early extinguishments of debt	28.0	(41.3)	28.7	(4.6)
Interest expense	653.7	540.0	1,245.9	1,114.7
Income from operations	106.3	132.4	248.3	277.6
Depreciation and amortization	125.0	137.5	245.6	294.7
Amortization of intangible assets	33.8	40.7	66.4	81.7
Impairment of intangible and tangible assets	32.9	104.7	65.8	124.7
Write-downs, reserves, and project opening costs, net of recoveries	56.7	23.4	80.7	44.1
Acquisition and integration costs	47.2	2.2	62.1	66.4
Loss on interests in non-consolidated affiliates	6.6	13.8	2.8	16.4
Corporate expense	68.2	41.3	118.6	77.3
EBITDA attributable to discontinued operations	(4.2)	(3.2)	(4.6)	(3.0)
Property EBITDA	$472.5	$492.8	$885.7	$979.9

CAESARS ENTERTAINMENT CORPORATION
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT CORPORATION TO ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA

Adjusted EBITDA is defined as earnings before interest expense, income taxes, and depreciation and amortization ("EBITDA") further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing CEOC's secured credit facilities.
Last twelve months ("LTM") Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized, as set forth in our secured credit facility.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of the Company's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the Company.
Because not all companies use identical calculations, the presentation of Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.
The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the three months ended June 30, 2014 and 2013.

	Three Months Ended June 30,
(In millions)	2014	2013
Net loss attributable to Caesars	$(466.4)	$(212.2)
Interest expense	653.7	540.0
Interest income	(3.7)	(4.9)
Benefit for income taxes	(168.2)	(113.2)
Depreciation and amortization	125.0	137.5
Depreciation in corporate expense	14.5	3.3
Amortization of intangible assets	33.8	40.7
Discontinued operations (a) (b)	4.3	1.3
EBITDA	193.0	392.5
Write-downs, reserves, and project opening costs, net of recoveries (c)	56.7	23.4
Acquisition and integration costs (d)	47.2	2.2
Loss/(gain) on early extinguishments of debt (e)	28.0	(41.3)
Net income/(loss) attributable to non-controlling interests (f)	33.5	3.0
Impairment of intangible and tangible assets (g)	32.9	104.7
Non-cash expense for stock compensation benefits (h)	23.5	6.1
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA (i)	2.3	—
Discontinued operations write-downs, reserves, and project opening costs, net of recoveries and Impairments (j)	17.9	—
Other items (k)	20.1	(20.1)
Adjusted EBITDA	$455.1	$470.5

The following table reconciles net loss attributable to Caesars to Adjusted EBITDA for the last twelve months ended June 30, 2014.

	(1)	(2)	(3)
(In millions)	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Year Ended December 31, 2013	(1)-(2)+(3) LTM
Net loss attributable to Caesars	$(852.9)	$(430.1)	$(2,948.2)	$(3,371.0)
Interest expense	1,245.9	1,114.7	2,252.1	2,383.3
Interest income	(6.1)	(8.1)	(16.5)	(14.5)
Income tax benefit	(322.7)	(402.6)	(1,500.4)	(1,420.5)
Depreciation and amortization	245.6	294.7	551.6	502.5
Depreciation in corporate expense	22.3	6.5	12.8	28.6
Amortization of intangible assets	66.4	81.7	162.8	147.5
Discontinued operations (a) (b)	7.8	3.2	(31.3)	(26.7)
EBITDA	406.3	660.0	(1,517.1)	(1,770.8)
Write-downs, reserves, and project opening costs, net of recoveries (c)	80.7	44.1	103.9	140.5
Acquisition and integration costs (d)	62.1	66.4	81.3	77.0
(Gain)/loss on early extinguishments of debt (e)	28.7	(4.6)	29.8	63.1
Net income/(loss) attributable to non-controlling interests(f)	37.3	3.9	8.4	41.8
Impairment of intangible and tangible assets (g)	65.8	124.7	2,900.4	2,841.5
Non-cash expense for stock compensation benefits (h)	49.9	9.7	53.9	94.1
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA(i)	23.4	—	9.0	32.4
Discontinued operations write-downs, reserves, and project opening costs, net of recoveries and Impairments (j)	100.8	42.5	146.4	204.7
Other items (k)	23.9	(6.5)	38.5	68.9
Adjusted EBITDA	$878.9	$940.2	$1,854.5	1,793.2
Pro Forma adjustments related to properties (l)				12.9
Pro Forma adjustment for estimated cost savings yet-to-be-realized (m)				134.6
LTM Adjusted EBITDA-Pro Forma				$1,940.7
____________________

(a)
Amounts include an income tax benefit related to discontinued operations of $2.5 million and $6.2 million for the three and six months ended June 30, 2013, respectively, and $49.1 million for the year ended December 31, 2013. There were no taxes related to discontinued operations for the three and six months ended June 30, 2014.

(b)
Amounts include depreciation and amortization related to discontinued operations of $3.4 million and $3.8 million for the three months ended June 30, 2014 and 2013, respectively, $6.1 million and $8.8 million for the six months ended June 30, 2014 and 2013, respectively, and $15.5 million for the year ended December 31, 2013. Amounts also include interest expense related to discontinued operations of $0.9 million for three months ended June 30, 2014, $1.7 million and $0.6 million for the six months ended June 30, 2014 and 2013, respectively, and $2.3 million for the year ended December 31, 2013. There was no interest expense related to discontinued operations for the three months ended June 30, 2013.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities, which are infrequently occurring costs.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, which is a non-cash item as it excludes any cash distributions. Cash distributions to minority owners are included in the "other items" line item excluding impact of distributions made by CGP to CAC for tax distributions and transaction related costs, since both are items which are permitted to be added back for the calculation of EBITDA under the indentures governing CEOC's existing notes and the credit agreement governing CEOC's senior secured credit facilities.

(g)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of competitive conditions.

(h)	Amounts represent non-cash stock-based compensation expense related to shares, stock options, and restricted stock granted to the Company's employees.

(i)
Amounts represent adjustments to include 100% of Baluma S.A. (Conrad Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC's existing notes and the credit agreement governing CEOC's senior secured credit facilities.

(j)
Amounts include reserves and impairments related to the closure of Harrah's Tunica in June 2014, Golden Nugget in February 2014 and Alea Leeds in March 2013 and the sale of the Company's investment in a land concession in Macau, which was completed in November 2013, all of which are included in loss from discontinued operations.

(k)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, business optimization expenses, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, one time sales tax assessments and accruals, project start-up costs, non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(l)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(m)	Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from profitability improvement and cost-savings programs.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO
CAESARS ENTERTAINMENT OPERATING COMPANY, INC. TO PROPERTY EBITDA
Property EBITDA is presented as a supplemental measure of CEOC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CEOC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CEOC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CEOC's future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following table reconciles net income to Property EBITDA on a CEOC stand-alone basis.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Net loss attributable to CEOC	$(349.9)	$(368.0)	$(790.0)	$(615.7)
Net income attributable to non-controlling interests	1.1	2.3	3.3	4.8
Net loss	(348.8)	(365.7)	(786.7)	(610.9)
Loss from discontinued operations, net of income taxes	26.4	7.4	110.1	33.5
Net loss from continuing operations, net of income taxes	(322.4)	(358.3)	(676.6)	(577.4)
Benefit for income taxes	(160.6)	(67.6)	(265.8)	(276.2)
Loss from continuing operations before income taxes	(483.0)	(425.9)	(942.4)	(853.6)
Other income, including interest income	(4.9)	(5.2)	(5.9)	(7.7)
(Gain)/loss on early extinguishments of debt	(0.1)	0.1	—	29.6
(Gain)/loss on partial sale of subsidiary	3.1	(44.1)	3.1	(44.1)
Interest expense	547.9	527.1	1,083.6	1,073.1
Income from operations	63.0	52.0	138.4	197.3
Depreciation and amortization	69.9	106.7	161.5	221.5
Amortization of intangible assets	12.9	22.5	27.8	45.1
Impairment of intangible and tangible assets	17.4	82.9	29.8	102.9
Write-downs, reserves, and project opening costs, net of recoveries	51.7	19.8	63.9	27.1
Acquisition and integration costs	(1.5)	5.6	13.2	17.4
Loss on interests in non-consolidated affiliates	6.5	15.7	3.0	18.7
Corporate expense	44.0	23.5	78.6	44.2
Impact of consolidating The LINQ and Octavius Tower (a)	(22.3)	—	(31.8)	—
EBITDA attributable to discontinued operations	(4.2)	(3.2)	(4.6)	(3.0)
Property EBITDA	$237.4	$325.5	$479.8	$671.2

(a)
Amounts represent the EBITDA of The LINQ and Octavius Tower as consolidated in CEOC. Because The LINQ and Octavius Tower are not legally owned by CEOC their EBITDA impact is removed from the Property EBITDA measure.

CAESARS ENTERTAINMENT OPERATING COMPANY, INC.
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS ATTRIBUTABLE TO CAESARS ENTERTAINMENT
OPERATING COMPANY, INC.
TO ADJUSTED EBITDA, LTM ADJUSTED EBITDA-PRO FORMA AND
LTM ADJUSTED EBITDA-PRO FORMA - CEOC RESTRICTED
Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash and other items required or permitted in calculating covenant compliance under the indenture governing the CEOC credit facility.
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized as set forth in the CEOC credit facility.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CEOC's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CEOC.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma include the results and adjustments of CEOC on a consolidated basis without the exclusion of CEOC's unrestricted subsidiaries, and therefore, are different than the calculations used to determine compliance with debt covenants under the credit facility. The reconciliation of net loss attributable to CEOC to LTM Adjusted EBITDA-Pro Forma on the following page includes an additional calculation to exclude LTM Adjusted EBITDA-Pro Forma of the unrestricted subsidiaries of CEOC resulting in an amount used to determine compliance with debt covenants ("LTM Adjusted EBITDA-Pro Forma - CEOC Restricted").
Because not all companies use identical calculations, the presentation of CEOC's Adjusted EBITDA, LTM Adjusted EBITDA-Pro Forma, and LTM Adjusted EBITDA-Pro Forma - CEOC Restricted may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,
(In millions)	2014	2013
Net loss attributable to CEOC	$(349.9)	$(368.0)
Interest expense	547.9	527.1
Interest income	(4.8)	(6.6)
Benefit for income taxes	(160.6)	(67.6)
Depreciation and amortization	69.9	106.7
Depreciation in corporate expense	14.5	3.3
Amortization of intangible assets	12.9	22.5
Discontinued operations(b)	4.3	4.7
EBITDA	134.2	222.1
Write-downs, reserves, and project opening costs, net of recoveries (c)	51.7	19.8
Acquisition and integration costs (d)	(1.5)	5.6
(Gain)/Loss on early extinguishment of debt (e)	(0.1)	0.1
Net income/(loss) attributable to non-controlling interests, net of (distributions) (f)	1.1	2.3
Impairments of intangible and tangible assets (g)	17.4	82.9
Non-cash expense for stock compensation benefits (h)	14.3	3.6
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA(i)	2.3	(0.1)
Discontinued operations write-downs, reserves, and project opening costs, net of recoveries and Impairments(j)	17.9	—
Impact of consolidating The LINQ and Octavius Tower (k)	(22.3)	—
Other items (l)	21.3	(28.2)
Adjusted EBITDA	$236.3	$308.1

The following table reconciles net loss attributable to CEOC to Adjusted EBITDA for the last twelve months ended June 30, 2014.

	(1)	(2)	(3)
(In millions)	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Year Ended December 31, 2013	(1)-(2)+(3) LTM
Net loss attributable to CEOC	$(790.0)	$(615.7)	$(3,007.9)	$(3,182.2)
Interest expense	1,083.6	1,073.1	2,145.4	2,155.9
Interest income	(7.8)	(10.1)	(17.9)	(15.6)
Benefit for income taxes	(265.8)	(276.2)	(575.1)	(564.7)
Depreciation and amortization	161.5	221.5	416.4	356.4
Depreciation in corporate expense	22.3	6.6	12.8	28.5
Amortization of intangible assets	27.8	45.1	88.5	71.2
Discontinued operations(a)(b)	7.8	9.4	20.6	19.0
EBITDA	239.4	453.7	(917.2)	(1,131.5)
Write-downs, reserves, and project opening costs, net of recoveries(c)	63.9	27.1	91.4	128.2
Acquisition and integration costs(d)	13.2	17.4	13.4	9.2
Loss on early extinguishment of debt(e)	—	29.6	32.1	2.5
Net income/(loss) attributable to non-controlling interests(f)	3.3	4.8	4.4	2.9
Impairment of tangible and intangible assets(g)	29.8	102.9	1,879.0	1,805.9
Non-cash expense for stock compensation benefits(h)	22.2	9.9	35.2	47.5
Adjustments to include 100% of Baluma S.A.'s adjusted EBITDA(i)	23.4	—	9.0	32.4
Discontinued operations write-downs, reserves, and project opening costs, net of recoveries and Impairments(j)	97.7	21.7	128.0	204.0
Impact of consolidating The LINQ and Octavius Tower (k)	(31.8)	—	(5.6)	(37.4)
Other items(l)	24.6	(21.9)	2.6	49.1
Adjusted EBITDA	$485.7	$645.2	$1,272.3	1,112.8
Pro forma adjustments related to properties(m)				0.5
Pro forma adjustment for estimated cost savings yet to be realized(n)				108.4
LTM Adjusted EBITDA-Pro Forma				1,221.7
Adjusted EBITDA-Pro Forma of CEOC's unrestricted subsidiaries				(38.4)
Adjusted EBITDA-Pro Forma of CEOC's discontinued operations(o)				14.4
LTM Adjusted EBITDA-ProForma - CEOC Restricted				1,197.7
LTM Adjusted EBITDA-ProForma - CEOC Property Sales (p)				(130.6)
LTM Adjusted EBITDA-ProForma - CEOC Adjusted for Property Sales				$1,067.1
____________________

(a)
Amounts include an income tax benefit related to discontinued operations of $0.4 million for the six months ended June 30, 2013 and provision for income taxes related to discontinued operations of $2.6 million for the year ended December 31, 2013. There were no taxes related to discontinued operations for the three and six months ended June 30, 2014.

(b)
Amounts include depreciation and amortization related to discontinued operations of $3.4 million and $4.2 million for the three months ended June 30, 2014 and 2013, respectively, and $6.1 million, $9.3 million and $15.5 million for the six months ended June 30, 2014 and 2013, and for the year ended December 31, 2013, respectively. Amounts also include interest expense related to discontinued operations of $0.9 million and $0.5 million for the three months ended June 30, 2014 and 2013, respectively, and $1.7 million, $0.5 million and $2.5 million for the six months ended June 30, 2014 and 2013, and for the year ended December 31, 2013, respectively.

(c)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(d)	Amounts include certain costs associated with acquisition and development activities and reorganization activities.

(e)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(f)
Amounts represent minority owners’ share of income/(loss) from the Company's majority-owned consolidated subsidiaries, which is a non-cash item as it excludes any cash distributions. Cash distributions to minority owners are included in the "other items" line item.

(g)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of competitive conditions.

(h)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CEOC's employees.

(i)
Amounts represent adjustments to include 100% of Baluma S.A. (Conrad Punta del Este) adjusted EBITDA as permitted under the indentures governing CEOC's existing notes and the credit agreement governing CEOC's senior secured credit facilities.

(j)
Amounts include reserves and impairments related to the closure of Harrah's Tunica in June 2014, Golden Nugget in February 2014 and Alea Leeds in March 2013 and the sale of the Company's investment in a land concession in Macau, which was completed in November 2013, all of which are included in loss from discontinued operations.

(k)
Amounts represent the EBITDA of The LINQ and Octavius Tower as consolidated in CEOC. Because The LINQ and Octavius Tower are not legally owned by CEOC their EBITDA impact is removed from the Adjusted EBITDA measure.

(l)
Amounts represent add-backs and deductions from EBITDA, whether permitted and/or required under the indentures governing CEOC’s existing notes and the credit agreement governing CEOC’s senior secured credit facilities, included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include litigation awards and settlements, severance and relocation costs, sign-on and retention bonuses, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, business optimization expenses, the Company's insurance policy deductibles incurred as a result of catastrophic events such as floods and hurricanes, one time sales tax assessments and accruals, project start-up costs, non-cash equity in earnings of non-consolidated affiliates (net of distributions), and adjustments to include controlling interests' portion of Baluma S.A. adjusted EBITDA.

(m)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(n)
Amount represents adjustments of CEOC to reflect the impact of annualized run-rate cost-savings and anticipated future cost savings to be realized from profitability improvement and cost savings programs.

(o)
Per CEOC's senior secured credit facilities, EBITDA related to the Company's discontinued operations are deducted from LTM Adjusted EBITDA - Pro Forma. Amount represents a loss of $14.4 million in discontinued operations for the last twelve months ended June 30, 2014.

(p)
Per CEOC's senior secured credit facilities, EBITDA related to the Company's divested properties is deducted from LTM Adjusted EBITDA - Pro Forma. Amount represents $130.6 million in Adjusted EBITDA related to the Property Sales for the last twelve months ended June 30, 2014.

CAESARS ENTERTAINMENT RESORT PROPERTIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO PROPERTY EBITDA
Property EBITDA is presented as a supplemental measure of the CERP's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income before (i) interest expense, net of interest capitalized and interest income, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that we do not consider indicative of our ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that, in the future, we may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is included because management uses Property EBITDA to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following table reconciles net income to Property EBITDA on a CERP stand-alone basis.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Net income/(loss) attributable to CERP	$(32.3)	$42.5	$(39.2)	$34.0
Income tax (benefit)/provision	1.4	16.4	(22.4)	13.1
Income/(loss) before income taxes	(30.9)	58.9	(61.6)	47.1
Other income, including interest income	—	—	—	(0.1)
Gain on early extinguishment of debt	—	(39.0)	—	(39.0)
Interest expense	98.9	52.4	189.6	108.4
Income from operations	68.0	72.3	128.0	116.4
Depreciation and amortization	43.5	38.7	80.6	81.7
Amortization of intangible assets	12.4	14.8	24.6	29.5
Impairment of intangible and tangible assets	—	24.4	—	24.4
Write-downs, reserves, and project opening costs, net of recoveries	2.1	4.3	5.7	18.7
Income on interests in non-consolidated affiliates	—	(2.2)	—	(2.7)
Corporate expense and other	19.5	11.4	33.8	25.2
Property EBITDA	$145.5	$163.7	$272.7	$293.2

CAESARS ENTERTAINMENT RESORT PROPERTIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME/(LOSS) TO
ADJUSTED EBITDA AND LTM ADJUSTED EBITDA-PRO FORMA
LTM Adjusted EBITDA-Pro Forma is defined as Adjusted EBITDA further adjusted to include Pro Forma adjustments related to properties and estimated cost savings yet-to-be-realized.
Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma are presented as supplemental measures of CERP's performance and management believes that Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma provide investors with additional information and allow a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CERP.
Because not all companies use identical calculations, the presentation of CERP's Adjusted EBITDA and LTM Adjusted EBITDA-Pro Forma may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,
(In millions)	2014	2013
Net income/(loss) attributable to CERP	$(32.3)	$42.5
Interest expense, net of capitalized interest and interest income	98.9	52.4
Income tax (benefit)/provision	1.4	16.4
Depreciation and amortization	55.9	53.5
EBITDA	123.9	164.8
Write-downs, reserves, and project opening costs, net of recoveries(a)	2.1	4.3
Acquisition and integration costs	0.1	—
Gain on early extinguishment of debt (b)	—	(39.0)
Impairments of intangible and tangible assets (c)	—	24.4
Non-cash expense for stock compensation benefits (d)	0.7	0.3
Other items (e)	0.8	1.8
Adjusted EBITDA	$127.6	$156.6

The following table reconciles net income to Adjusted EBITDA for the periods indicated, and reconciles net income to LTM Adjusted EBITDA-Pro Forma for the last twelve months ended June 30, 2014.

	(1)	(2)	(3)
(In millions)	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Year Ended December 31, 2013	(1)-(2)+(3) LTM
Net income/(loss) attributable to CERP	$(39.2)	$34.0	$(638.2)	$(711.4)
Interest expense	189.6	108.4	245.9	327.1
Interest income	—	—	(0.1)	(0.1)
Income tax (benefit)/provision	(22.4)	13.1	(383.5)	(419.0)
Depreciation and amortization	80.6	81.7	156.9	155.8
Amortization of intangible assets	24.6	29.5	59.1	54.2
EBITDA	233.2	266.7	(559.9)	(593.4)
Write-downs, reserves, and project opening costs, net of recoveries(a)	5.7	18.7	15.4	2.4
Acquisition and integration costs	0.1	—	—	0.1
Gains on early extinguishment of debt(b)	—	(39.0)	(15.3)	23.7
Impairment of tangible and intangible assets(c)	—	24.4	1,045.9	1,021.5
Non-cash expense for stock compensation benefits(d)	1.0	0.3	0.9	1.6
Other items(e)	0.9	3.5	6.3	3.7
Adjusted EBITDA	$240.9	$274.6	$493.3	459.6
Pro forma adjustments related to properties(f)				2.0
Pro forma adjustment for estimated cost savings yet to be realized(g)				13.0
Pro forma quarterly add back for Caesars Linq LLC(h)				74.4
LTM Adjusted EBITDA-Pro Forma				$549.0
____________________

(a)
Amounts represent pre-opening costs incurred in connection with new property openings and expansion projects at existing properties, as well as any non-cash write-offs of abandoned development projects.

(b)
Amounts represent the difference between the fair value of consideration paid and the book value, net of deferred financing costs, of debt retired through debt extinguishment transactions, which are capital structure-related, rather than operational-type costs.

(c)	Amounts represent non-cash charges to impair intangible and tangible assets primarily resulting from changes in the business outlook in light of competitive conditions.

(d)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock granted to CERP's employees.

(e)
Amounts represent add-backs and deductions from EBITDA included in arriving at LTM Adjusted EBITDA-Pro Forma but not separately identified. Such add-backs and deductions include severance and relocation, permit remediation costs, gains and losses from disposals of assets, costs incurred in connection with implementing the Company's efficiency and cost-saving programs, and non-cash equity in earnings of non-consolidated affiliates (net of distributions).

(f)
Amounts represent the estimated annualized impact of operating results related to newly completed construction projects, combined with the estimated annualized EBITDA impact associated with properties acquired during the period.

(g)	Amount represents adjustments to reflect the impact of annualized run-rate cost savings and anticipated future cost savings to be realized from profitability improvement and cost-savings programs.

(h)
In accordance with the CERP Financing, EBITDA of the Linq for each fiscal quarter, through the fourth quarter of 2014, will be deemed to be equal to the greater of (i) $24.75 million or (ii) actual EBITDA.

CAESARS GROWTH PARTNERS, LLC
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO
CAESARS GROWTH PARTNERS, LLC AND PREDECESSOR TO PROPERTY EBITDA
Property EBITDA is presented as a supplemental measure of CGP LLC's performance. Property EBITDA is defined as revenues less property operating expenses and is comprised of net income/(loss) before (i) interest expense, net of interest income, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) corporate expenses, and (v) certain items that the Company does not consider indicative of CGP LLC's ongoing operating performance at an operating property level. In evaluating Property EBITDA you should be aware that in the future, CGP LLC may incur expenses that are the same or similar to some of the adjustments in this presentation. The presentation of Property EBITDA should not be construed as an inference that CGP LLC's future results will be unaffected by unusual or unexpected items.
Property EBITDA is a non-GAAP financial measure commonly used in CGP LLC's and in the Company's industry and should not be construed as an alternative to net income/(loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with GAAP). Property EBITDA may not be comparable to similarly titled measures reported by other companies within the industry. Property EBITDA is presented because management uses Property EBITDA in internal analyses to measure performance and allocate resources, and believes that Property EBITDA provides investors with additional information consistent with that used by management.
The following tables reconcile net income attributable to CGP LLC and Predecessor Growth Partners ("Predecessor") to Property EBITDA for the periods indicated on a consolidated or combined, stand-alone basis.

	CGP LLC	Predecessor	CGP LLC	Predecessor
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Net income attributable to CGP LLC and Predecessor	$12.8	$52.1	$5.3	$70.6
Net income/(loss) attributable to noncontrolling interests	(2.9)	0.6	(9.4)	(1.2)
Net income/(loss), net of income taxes	9.9	52.7	(4.1)	69.4
Income tax (benefit)/provision	(15.3)	24.3	(6.1)	33.6
Income/(loss) before income taxes	(5.4)	77.0	(10.2)	103.0
Other income, including interest income	(51.3)	(42.7)	(101.1)	(83.6)
Loss on early extinguishment of debt	23.2	0.2	23.8	0.2
Interest expense	62.4	17.1	79.6	34.6
Income/(loss) from operations	28.9	51.6	(7.9)	54.2
Depreciation and amortization	32.8	24.6	61.0	49.2
Impairment of goodwill and intangible assets	15.5	—	15.5	—
Write-downs, reserves, and project opening costs, net of recoveries	8.4	6.4	22.0	11.0
Acquisition and integration costs	5.8	0.2	6.0	0.2
Change in fair value of contingently issuable non-voting membership units	(27.6)	—	48.5	—
Change in fair value of contingent consideration	31.9	(3.5)	32.6	48.9
Property EBITDA	$95.7	$79.3	$177.7	$163.5

CAESARS GROWTH PARTNERS, LLC
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
Adjusted EBITDA is presented as a supplemental measure of CGP LLC's performance and management believes that Adjusted EBITDA provides investors with additional information and allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of CGP LLC.
Because not all companies use identical calculations, the presentation of CGP LLC's Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

	CGP LLC	Predecessor	CGP LLC	Predecessor
	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2014	2013	2014	2013
Net income attributable to CGP LLC and Predecessor	$12.8	$52.1	$5.3	$70.6
Interest income	(51.3)	(42.5)	(101.1)	(83.1)
Interest expense	62.4	17.1	79.6	34.6
Income tax (benefit)/provision	(15.3)	24.3	(6.1)	33.6
Depreciation and amortization	32.8	24.6	61.0	49.2
EBITDA	41.4	75.6	38.7	104.9
Write-downs, reserves, recoveries, and project opening costs (a)	8.4	6.4	22.0	11.0
Acquisition and integration costs	5.8	0.2	6.0	0.2
Loss on early extinguishment of debt	23.2	0.2	23.8	0.2
Net income/(loss) attributable to noncontrolling interests	(2.9)	0.6	(9.4)	(1.2)
Change in fair value of contingently issuable non-voting membership units	(27.6)	—	48.5	—
Change in fair value of contingent consideration	31.9	(3.5)	32.6	48.9
Impairment of goodwill and intangible assets	15.5	—	15.5	—
Non-cash expense for stock compensation benefits (b)	8.1	7.9	26.4	10.5
Other items (c)	1.1	0.7	1.9	0.8
Adjusted EBITDA	$104.9	$88.1	$206.0	$175.3
____________________

(a)	Amounts primarily represent development costs related to the construction and planned casino operations of Horseshoe Baltimore and construction of The Cromwell.

(b)	Amounts represent non-cash stock-based compensation expense related to stock options and restricted stock.

(c)	Amounts represent add-backs and deductions to arrive at EBITDA and Adjusted EBITDA but not separately identified, such as lobbying expenses.